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                                                             Exhibit 11.1

                           WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                               For the Three Months    For the Nine Months
                                Ended September 30,     Ended September 30,
                                 1997         1996       1997        1996

NET INCOME                    $1,800,747   $2,062,062  $6,182,991  $5,409,477
                               ---------    ---------   ---------   ---------
PRIMARY
Weighted average shares      17,445,935   17,354,571  17,430,489  17,325,159
Assumed conversions:
    Stock options and warrants   383,597      400,059     391,917     390,555
                              ----------   ----------  ----------  ----------
       Total weighted average
         shares outstanding   17,829,532   17,754,630  17,822,406  17,715,714

       Per share amounts            $.10         $.12        $.35        $.31

FULLY DILUTED
Weighted average shares       17,445,935   17,354,571  17,430,489  17,325,159
Assumed conversions:
   Stock options and warrants    383,597      410,255     391,917     402,977
                              ----------   ----------  ----------  ----------
      Total weighted average
        shares outstanding    17,829,532   17,764,826  17,822,406  17,728,136

      Per share amounts             $.10         $.12        $.35        $.31

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